Exhibit 99.1

Contact:

Patrick Kane

(412) 553-7833

Equitable Resources Reports Earnings of $0.38 per Share

PITTSBURGH, October 27, 2005/ PRNewswire-FirstCall/ — Equitable Resources, Inc. (NYSE: EQT) today announced third quarter 2005 earnings of $0.38 per diluted share.  This compares with diluted earnings of $0.28 per share in the third quarter 2004.  In the quarter, the Company recognized a $19.4 million gain on the sale of approximately 0.4 million shares of Kerr-McGee Corporation (KMG) and a $12.7 million pension settlement expense.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had an operating loss for the third quarter of $7.5 million compared to $3.7 million of operating income reported for the same period last year.  Net operating revenues for the three months ended September 30, 2005, were $36.2 million compared to $35.0 million for the same period last year.  The $1.2 million increase in net operating revenues was primarily due to increased energy marketing revenues, partially offset by decreases in distribution and pipeline revenues.

Total operating expenses for the quarter were $43.6 million, $12.3 million higher than the $31.3 million reported during the same period last year.  The increase in expenses primarily resulted from a $12.7 million charge related to the conversion of pension benefits for 182 represented employees from a defined benefit plan to a defined contribution plan.  Excluding the $12.7 million pension charge, the $0.4 million decrease in operating costs was due to a $1.4 million decrease in selling, general, and administrative expense (SG&A), resulting from a reduction in bad debt expense, and a $0.5 million decrease in depreciation, depletion, and amortization expense (DD&A), partially offset by a $1.5 million increase in operations and maintenance expense (O&M).

Equitable Supply

Equitable Supply had operating income for the quarter of $79.9 million, 36% higher than the $58.9 million earned in the same period last year.  Total operating revenues were $127.3 million, $28.6 million higher than the previous year’s total operating revenue of $98.7 million.  The increase in total operating revenues was due primarily to a 23% increase in the average well-head sales price and a 10% increase in total sales volumes, which was mainly attributable to the purchase of Eastern Seven Partners (ESP) earlier this year.  Total operating revenues were also positively impacted by a 33% increase in gathering revenues, which was due to a 40% increase in the average gathering rates, partially offset by a 5% decline in gathered volumes.

Operating expenses for the quarter were $47.4 million compared to $39.7 million last year.  $4.0 million of the increase in operating expenses resulted from the costs of operating properties purchased from ESP.  The remaining $3.7 million increase in operating expenses was primarily due to increases of $2.3 million in production taxes, $1.1 million in DD&A, and $0.6 million in SG&A.

NORESCO

NORESCO’s operating income for the third quarter 2005 was $3.3 million, $0.2 million less than the $3.5 million in the same period last year.  Net operating revenues increased to $9.3 million from $9.0 million in 2004, while operating expenses increased to $6.0 million from $5.5 million in the third quarter

2004.  Additionally, NORESCO recognized $1.5 million in equity earnings from its Panamanian power plant investment.  NORESCO’s quarter-end backlog was $39 million, compared to $93 million a year earlier.

Other Business

Kerr-McGee Corp.

In the third quarter 2005, Equitable sold approximately 0.4 million KMG shares for proceeds of $40.6 million, and a gain of $19.4 million.

In October, the Company sold its remaining approximately 0.7 million shares for proceeds of $65.6 million.  A gain of $30.0 million will be recorded in the fourth quarter.

Executive Performance Incentive Programs

The Company’s executive performance incentive programs are designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  The significant stock appreciation during the second and third quarters contributed to an expense of $15.3 million in the quarter and $29.9 million year-to-date.

2005 Earnings Guidance

The Company is reiterating its 2005 earnings guidance adjusted to reflect the impact of the third and fourth quarter sales of Kerr-McGee shares and the third quarter pension-related expense.  The Company expects to earn between $2.15 and $2.18 per share.

Hedging

During the third quarter, the Company increased its hedge position for 2005 through 2012.  The new hedges are collars, which protect revenues from decreases in natural gas prices below a floor in exchange for upside exposure limited by the cap price.  In addition to the new hedges, the Company has pre-existing swap contracts that set a specific sales price for the hedged natural gas.  The approximate volumes and prices of Equitable’s hedges for the last quarter of 2005 through 2007 are:

	2005**	2006	2007
Swaps
Total Volume (Bcf)	15	59	56
Average Price per Mcf (NYMEX)*	$4.89	$4.77	$4.74

	2005**	2006	2007
Collars
Total Volume (Bcf)	2	7	7
Average Floor Price per Mcf (NYMEX)*	$7.35	$7.35	$7.35
Average Cap Price per Mcf (NYMEX)*	$10.84	$10.84	$10.84

*    The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**  October through December

Financing Activities

On August 11, 2005, the Company entered into a $650 million, 5-year revolving credit agreement, which is used to support the Company’s commercial paper program.  This agreement replaces the Company’s previous $500 million, 3-year revolving credit agreement.  The new facility has an expiration date of August 9, 2006, but the expiration date will automatically be extended to August 10, 2010, upon approval by the Pennsylvania Public Utility Commission (PUC).  The facility’s size may be increased on a one-time basis up to $1 billion.

On September 30, 2005, the Company issued $150 million of notes with a coupon rate of 5% and a maturity date of October 1, 2015, subject to PUC approval, which is required for long term debt issuances.

Stock Buyback

During the quarter, Equitable Resources repurchased nearly 0.9 million shares of Equitable stock.  The total number of shares repurchased since October 1998 is approximately 41 million out of the current 50 million share repurchase authorization.

Operating Income and Earnings from Nonconsolidated Investments

The Company reports operating income and earnings (losses) from nonconsolidated investments by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating income (thousands):
Equitable Utilities	$(7,477)	$3,680	$60,582	$70,680
Equitable Supply	79,901	58,904	208,424	173,160
NORESCO	3,285	3,475	9,881	10,728
Unallocated expenses	(17,735)	(1,532)	(33,662)	(23,357)
Operating Income	$57,974	$64,527	$245,225	$231,211

The following table reconciles earnings (losses) from nonconsolidated investments by segment as reported in this press release to the consolidated earnings (losses) from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Earnings (losses) from nonconsolidated investments (thousands):
Equitable Supply	$131	$185	$261	$465
NORESCO	1,509	10	9,383	(39,105)
Unallocated	85	37	152	116
Total	$1,725	$232	$9,796	$(38,524)

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides may be updated periodically.

Forward Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program, production volumes, and earnings.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, the following:

•                  the impact of adverse weather conditions on commodity prices, Equitable Utilities’ operations, and Equitable Supply’s well drilling program

•                  the volatility of the price of natural gas and the effect of changing prices on the Company’s revenues, hedging, well drilling activities, production taxes, and collections

•                  the need for, and availability and cost of, financing, including changes to the Company’s debt ratings by S&P and Moody’s

•                  the implementation and execution of operational enhancements and cost control initiatives

•                  the effect of curtailments or other disruptions in production and gathering

•                  the substance, timing and availability of regulatory and legislative actions, initiatives and proceedings

•                  the Company’s success in implementing acquisition or divestiture activities

•                  the ability of the Company to develop, produce, gather, and market reserves, including its ability to substantially increase well drilling activity

•                  the inherent uncertainty of estimating gas reserves and projecting future rates of production and reserve development

•                  the ability of the Company to acquire and apply technology to its operations

•                  the impact of competitive factors, including consolidation in the utility industry

•                  the ability of the Company to maintain good working relations with its represented employees and to retain its key personnel

•                  changes in the market price of the common stock of EQT and its peer group

•                  general economic and political conditions

•                  changes in accounting rules or their interpretation, and

•                  other factors discussed in other reports filed by the Company from time to time.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Operating revenues	$301,512	$205,847	$1,010,310	$846,914
Cost of sales	128,798	63,238	451,454	354,416
Net operating revenues	172,714	142,609	558,856	492,498

Operating expenses:
Operation and maintenance	22,891	20,985	71,599	59,954
Production	15,327	11,111	44,523	32,587
Selling, general and administrative	53,017	24,177	119,354	103,560
Impairment charges	—	—	7,835	—
Depreciation, depletion and amortization	23,505	21,809	70,320	65,186
Total operating expenses	114,740	78,082	313,631	261,287

Operating income	57,974	64,527	245,225	231,211

Gain on exchange of Westport for Kerr-McGee shares	—	—	—	217,212

Charitable foundation contribution	—	—	—	(18,226)

Gain on sale and tender of available-for-sale securities, net	19,438	—	80,257	3,024

Equity in (losses) earnings of nonconsolidated investments:
International investments	1,505	(3)	9,352	(39,137)
Other	220	235	444	613
	1,725	232	9,796	(38,524)

Other income, net	—	1,602	1,195	2,178

Minority interest	94	(105)	(652)	(834)

Interest expense	12,169	12,191	37,602	35,953

Income before income taxes	67,062	54,065	298,219	360,088
Income taxes	20,571	18,382	111,003	123,508

Net income	$46,491	$35,683	$187,216	$236,580

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	121,181	122,838	121,359	123,816
Net income	$0.38	$0.29	$1.54	$1.91

Diluted:
Weighted average common shares outstanding	123,576	125,660	124,016	126,556
Net income	$0.38	$0.28	$1.51	$1.87

(A)    Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three and nine month periods are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

OPERATIONAL DATA
Heating degree days (30-year average: Qtr-124; YTD-3,759)	34	88	3,465	3,533

Residential sales and transportation volume (MMcf)	1,292	1,496	16,838	18,292
Commercial and industrial volume (MMcf)	3,153	4,375	18,258	22,130
Total throughput (MMcf) - Distribution	4,445	5,871	35,096	40,422
Total throughput (Bbtu) - Pipeline	13,055	15,750	45,961	54,384

Net operating revenues (thousands):
Distribution
Residential	$11,856	$12,459	$72,771	$75,829
Commercial & industrial	4,903	5,730	33,553	35,946
Other	1,519	1,272	6,036	4,557
Pipeline	10,311	11,112	37,275	38,239
Marketing	7,575	4,424	27,867	19,003
	$36,164	$34,997	$177,502	$173,574

Operating expenses as a% of net operating revenues	120.68%	89.48%	65.87%	59.28%

Operating income (thousands):
Distribution	$(16,362)	$(3,777)	$22,898	$37,316
Pipeline	1,811	3,502	11,065	15,817
Marketing	7,074	3,955	26,619	17,547
Total	$(7,477)	$3,680	$60,582	$70,680

Capital expenditures (thousands)	$18,710	$13,857	$40,283	$43,427

FINANCIAL DATA (Thousands)
Utility revenues	$78,883	$37,632	369,097	$302,265
Marketing revenues	88,667	56,665	235,425	211,983
Total operating revenues	167,550	94,297	604,522	514,248

Utility purchased gas costs	50,294	7,059	219,462	147,694
Marketing purchased gas costs	81,092	52,241	207,558	192,980
Net operating revenues	36,164	34,997	177,502	173,574

Operating expenses:
Operating and maintenance	14,465	12,959	42,982	37,365
Selling, general and administrative	22,174	10,841	49,723	43,262
Impairment charges	—	—	3,841	—
Depreciation, depletion and amortization	7,002	7,517	20,374	22,267
Total operating expenses	43,641	31,317	116,920	102,894

Operating income	$(7,477)	$3,680	$60,582	$70,680

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

OPERATIONAL DATA

Capital expenditures (thousands)	$53,535	$40,003	$201,348	$90,385

Production:

Total sales volumes (MMcfe)	18,670	17,002	55,492	50,842
Average (well-head) sales price ($/Mcfe)	$5.43	$4.43	$4.98	$4.40

Company usage, line loss (MMcfe)	1,334	1,378	3,681	3,613

Natural gas inventory usage, net (MMcfe)	—	80	(51)	9

Natural gas and oil production (MMcfe)	20,004	18,460	59,122	54,464

Lease operating expense excluding production tax ($/Mcfe)	$0.29	$0.28	$0.31	$0.27
Production tax ($/Mcfe)	$0.48	$0.32	$0.44	$0.32
Production depletion ($/Mcfe)	$0.58	$0.53	$0.60	$0.54

Gathering:
Gathered volumes (MMcfe)	29,227	30,737	91,339	94,610
Average gathering fee ($/Mcfe)	$0.81	$0.58	$0.77	$0.59
Gathering and compression expense ($/Mcfe)	$0.29	$0.26	$0.31	$0.24
Gathering and compression depreciation ($/Mcfe)	$0.13	$0.11	$0.11	$0.11

(in thousands)
Production operating income	$71,642	$54,939	$187,079	$157,870
Gathering operating income	8,259	3,965	21,345	15,290
Total	$79,901	$58,904	$208,424	$173,160

Production depletion	$11,526	$9,798	$35,425	$29,239
Gathering and compression depreciation	3,760	3,450	10,485	10,057
Other depreciation, depletion and amortization	779	643	2,731	2,427
Total depreciation, depletion and amortization	$16,065	$13,891	$48,641	$41,723

FINANCIAL DATA (Thousands)
Production revenues	$103,450	$80,706	$282,266	$234,721
Gathering revenues	23,802	17,944	70,470	55,682
Total revenues	127,252	98,650	352,736	290,403

Operating expenses:
Lease operating expense excluding production taxes	5,784	5,124	18,500	14,955
Production taxes	9,543	5,987	26,023	17,632
Gathering and compression	8,425	8,027	28,622	22,596
Selling, general and administrative	7,534	6,717	22,007	20,337
Impairment charges	—	—	519	—
Depreciation, depletion and amortization	16,065	13,891	48,641	41,723
Total operating expenses	47,351	39,746	144,312	117,243

Operating income	$79,901	$58,904	$208,424	$173,160

Other income	$—	$—	$—	$576
Equity earnings from nonconsolidated investments	$131	$185	$261	$465

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$39,060	$92,946	$39,060	$92,946

Gross profit margin	26.4%	24.0%	25.4%	26.7%
SG&A as a% of revenue	16.4%	14.0%	16.0%	15.9%

Capital expenditures (thousands)	$143	$193	$434	$385

FINANCIAL DATA (Thousands)
Energy service contract revenues	$35,156	$37,366	$112,484	$106,992
Energy service contract costs	25,858	28,404	83,866	78,471
Net operating revenues (gross profit margin)	9,298	8,962	28,618	28,521

Operating expenses:
Selling, general and administrative	5,772	5,242	17,990	17,047
Depreciation and amortization	241	245	747	746
Total operating expenses	6,013	5,487	18,737	17,793

Operating income	$3,285	$3,475	$9,881	$10,728

Earnings from nonconsolidated investments:
International investments	1,505	(3)	9,352	(39,137)
Other	4	13	31	32
Minority interest	94	(105)	(652)	(834)